Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Harman International Industries, Incorporated:
We consent to the use of our reports dated August 29, 2008, with respect to the consolidated balance sheets of Harman International Industries, Incorporated as of June 30, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2008, the related financial statement schedule as of June 30, 2008, and the effectiveness of internal control over financial reporting as of June 30, 2008, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.
Our report on the consolidated financial statements contains an explanatory paragraph that states that, effective July 1, 2007, Harman International Industries, Incorporated adopted the provisions FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109.
/s/ KPMG LLP
McLean, Virginia
October 23, 2008